SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MOBILE GLOBAL ESPORTS INC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-2684455
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

616 South El Camino Real, Suite H San Clemente, CA 92672	92672
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.0001 per share	The Nasdaq Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: No. 333-261877

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Mobile Global Esports Inc. (the “Company”) is authorized to issue 110,000,000 shares of capital stock, 100,000,000 of which are shares of common stock, par value of $0.0001 per share (the “Common Stock”), and 10,000,000 of which are shares of preferred stock, no par value. At July 28, 2022, the Company had 16,809,800 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Description of Common Stock

Each share of Common Stock has the same relative rights as, and is identical in all respects to, each other share of Common Stock.

Dividends

The holders of Common Stock are entitled to receive and share equally in such dividends, if any, as may be declared by the Board of Directors of the Company.

Voting Rights

The holders of Common Stock are generally entitled to one vote per share. Holders of Common Stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities and the holders of any preferred stock, all of its assets available for distribution.

No Preemptive or Redemption Rights

Holders of Common Stock are not entitled to preemptive rights with respect to any shares that may be issued. The Common Stock is not subject to redemption.

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation of Mobile Global Esports Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s S-1 Registration Statement filed on December 23, 2021)
3.2	Bylaws of Mobile Global Esports Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s S-1 Registration statement filed on December 23, 2021)
4.1	Form of Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s S-1 Registration Statement filed on December 23, 2021)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MOBILE GLOBAL ESPORTS INC.

Date: July 28, 2022	By:	/s/ David Pross
David Pross
Chief Executive Officer

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